UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 21, 2007

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600 EMERYVILLE, CALIFORNIA		94608
(Address of principal executive offices)		(Zip Code)

(510) 985-6700

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

In February 2007, the Board of Directors of LECG Corporation (the “Registrant”) approved a program of activities designed to increase profitability and stockholder value.  This program includes expert headcount reduction based on the analysis of practice group and individual expert contribution margins, staff leverage, and our corporate strategic direction. The program also includes increased controls over spending and, in response to lower than historical professional staff utilization rates, office closures, more stringent acquisition evaluation, and professional staff headcount reduction through both attrition and involuntary terminations. Activities under the program commenced on March 21, 2007.

In the quarter ended March 31, 2007, in connection with the Registrant’s stockholder value recovery plan, the Registrant recognized a restructuring charge totaling $1,638,000 related to the termination of 21 experts which was comprised of one-time termination benefits of $258,000 which will be paid in the second quarter of 2007, the write-off of $936,000 of unamortized signing bonuses and the write-off of $444,000 of expert advances paid in excess of expert fees earned.  The total restructuring charge recognized in the quarter ended March 31, 2007 is included in cost of services in the Registrant’s condensed consolidated income statement included in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The Registrant expects to incur an additional restructuring charge of approximately $200,000 in the quarter ended June 30, 2007, comprised of additional one-time termination benefits for certain experts identified above who received notification of their termination during the second quarter of 2007. The Registrant closed two offices in the quarter ended March 31, 2007, but there were no costs associated with such closures included in the restructuring charge, as the closures coincided with the expiration of the respective lease terms.

The Registrant expects to terminate approximately 50 professional staff by June 30, 2007, and anticipates closing one office in July 2007.  The costs associated with the termination of professional staff will be primarily salary and benefits incurred during the notice periods given to employees, which will be recognized when accrual criteria are met.  The Registrant does not expect to incur significant facility-related charges, as the office closure coincides with the expiration of the lease term.

The Registrant estimates annualized savings of approximately $4.0 million of salary and benefit costs from the termination of these 21 experts.  The Registrant also estimates annualized savings of approximately $4.0 million of salary and benefit costs from the termination of approximately 50 professional staff by June 30, 2007.  Finally, the Registrant estimates annualized savings of approximately $250,000 of rent expense following the closure of three offices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

By:	/s/ John C. Burke
John C. Burke Chief Financial Officer

Date:  May 10, 2007